EXHIBIT 10.1
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of May 27, 2009 between (i) SILICON VALLEY BANK, a California corporation with a loan production office located at 100 Matsonford Road, Building 5, Suite 555, Radnor, Pennsylvania 19087 (“Bank”), and (ii) SAFEGUARD SCIENTIFICS, INC., a Pennsylvania corporation (“SFE”), with offices located at 435 Devon Park Drive, Building 800, Wayne, Pennsylvania 19087, SAFEGUARD DELAWARE, INC., a Delaware corporation and SAFEGUARD SCIENTIFICS (DELAWARE), INC., a Delaware corporation, each with offices located at 1105 N. Market St., Suite 1300, Wilmington, DE 19801 (individually and collectively, the “Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. This Agreement supersedes in its entirety that certain Loan and Security Agreement between the parties dated February 6, 2009 (the “Prior Agreement”). The parties agree as follows:
1 ACCOUNTING AND OTHER TERMS
Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Notwithstanding the foregoing, all financial covenant calculations shall be computed with respect to Borrower, on a consolidated basis but excluding all other Subsidiaries of Borrower. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
2 LOAN AND TERMS OF PAYMENT
2.1 Promise to Pay. Borrower hereby unconditionally, jointly and severally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
2.1.1 Revolving Advances.
(a) Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.
(b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.
(c) Prepayment. At Borrower’s option, Borrower may prepay any or all of the Advances under this Agreement without premium or penalty.
2.1.2 Letters of Credit Sublimit.
(a) As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrower’s account. Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed Twenty Million Dollars ($20,000,000), inclusive of Credit Extensions relating to Section 2.1.4 and the FX Reduction Amount. If, on the Revolving Line Maturity Date, or the effective date of any termination of this Agreement by Borrower, there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to one hundred two percent (102%) of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole but reasonable discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations (as in effect on the date of issuance) and reasonable interpretations of the issuer of any Letters of Credit guaranteed by Bank and opened for Borrower’s account or by Bank’s reasonable interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(b) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.
(c) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.
(d) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.
2.1.3 Foreign Exchange Sublimit. As part of the Revolving Line, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). Each FX Forward Contract shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of the outstanding amount of the FX Forward Contract (the “FX Reserve”). The aggregate amount of FX Forward Contracts at any one time may not exceed Twenty Million Dollars ($20,000,000). The amount otherwise available for Credit Extensions under the Revolving Line shall be reduced by an amount equal to the aggregate FX Reserves for all outstanding FX Forward Contracts (the “FX Reduction Amount”). Any amounts needed to fully reimburse Bank will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.
2.1.4 Cash Management Services Sublimit. Borrower may use up to Twenty Million Dollars ($20,000,000), inclusive of Credit Extensions relating to Section 2.1.2 and the FX Reduction Amount, of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”). Any amounts Bank pays on behalf of Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.
2.2 Overadvances. If, at any time, the sum of (a) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services), plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), plus (c) the FX Reduction Amount plus (d) the aggregate amount of all Borrower Guaranteed Amounts exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrower shall immediately pay to Bank in cash such excess (the “Overadvance”). The Borrower shall not obtain any Credit Extension hereunder if the making of such Credit Extension shall result in an Overadvance.
2.3 Payment of Interest on the Credit Extensions.
(a) Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below; provided, however, that at any time the Borrower is below the Liquidity Threshold, subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate plus one percent (1.00%), which interest shall be payable monthly in accordance with Section 2.3(f) below.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is three percentage points (3.00%) above the rate that is otherwise applicable thereto (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank. Bank shall endeavor to provide Borrower with prompt notice of any Event of Default of which it becomes aware (other than one of which Borrower has first notified Bank) and its accrual of interest at the Default Rate, but failure by Bank to provide such prompt notice shall not in any way be deemed a waiver of Bank’s rights and remedies hereunder.
(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.
(d) 360-Day Year. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.
(e) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.
(f) Payments. Unless otherwise provided, interest is payable monthly on the Payment Date of each month. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When any payment is due on a day that is not a Business Day, the payment shall be due the next Business Day and all fees or interest, as applicable, shall continue to accrue until paid.
2.4 Fees. Borrower shall pay to Bank:
(a) [Intentionally omitted];
(b) Anniversary Fee. A fully earned, non-refundable anniversary fee (the “Anniversary Fee”) of One Hundred Thousand Dollars ($100,000) shall be due and payable on the one (1) year anniversary of the Effective Date (the “First Anniversary”) and the Revolving Line Maturity Date; provided, however, that such Anniversary Fee shall not be earned or payable (in each case, as calculated on a pro-rated basis) to the extent that Borrower maintains, during the three hundred sixty-five (365) day period ending on the First Anniversary and on the Revolving Line Maturity Date (as applicable), an Average Daily Balance not less than the Minimum Required Balance.
(c) Letter of Credit Fee. Bank’s customary fees and out-of-pocket expenses for the issuance or renewal of Letters of Credit, upon the issuance, each anniversary of the issuance, and the renewal of such Letter of Credit by Bank;
(d) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), which fee shall be paid quarterly, in arrears, on the last day of each fiscal quarter, in an amount equal to one quarter of one percent (0.25%) per annum of the average unused portion of the Revolving Line for such fiscal quarter; provided, however, that such Unused Revolving Line Facility Fee shall not be earned or payable (in each case, as calculated on a daily pro-rated basis) to the extent that Borrower maintains during such quarter an Average Daily Balance not less than the Minimum Required Balance. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section 2.4(d) notwithstanding any termination of this Agreement, or suspension or termination of Bank’s obligation to make loans and advances hereunder; and
(e) Bank Expenses. All Bank Expenses other than those incurred in connection with the amendment and restatement of the Prior Agreement by this Agreement incurred through and after the Effective Date, when due.

3 CONDITIONS OF LOANS
3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:
(a) Duly executed original signatures to the Loan Documents to which it is a party;
(b) Duly executed original signatures to the Control Agreements, if any;
(c) Borrower’s Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the jurisdiction of incorporation of each Borrower as of a date no earlier than thirty (30) days prior to the Effective Date;
(d) Secretary’s Certificate with completed Borrowing Resolutions for Borrower;
(e) A duly executed Federal Reserve Form U-1 (Regulation U);
(f) Certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;
(g) The Perfection Certificate executed by Borrower, together with the duly executed original signatures thereto;
(h) A legal opinion of Borrower’s counsel dated as of the Effective Date together with the duly executed original signatures thereto; and
(i) Payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.
3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:
(a) except as otherwise provided in Section 3.4(a), timely receipt of an executed Borrowing Base Certificate and Payment/Advance Form;
(b) the representations and warranties in Section 5 shall be true, accurate and complete in all material respects on the date of the Payment/Advance Form, the Borrowing Base Certificate and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true, accurate and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and
(c) in Bank’s sole discretion, there has not been any material impairment in the general affairs, management, results of operation, financial condition of the Borrower, taken as a whole, or the prospect of repayment of the Obligations, or any material adverse deviation by Borrower from the most recent business plan of Borrower, taken as a whole, presented to and accepted by Bank.
3.3 Covenant to Deliver.
Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance (other than Advances under Sections 2.1.2 or 2.1.4), Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon Pacific time on the Funding Date of the Advance. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.
4 CREATION OF SECURITY INTEREST
4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.
If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.
4.2 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as described on Exhibit A hereto.
5 REPRESENTATIONS AND WARRANTIES
Except as described in the Perfection Certificate, Borrower represents and warrants as follows:
5.1 Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate”. Borrower represents and warrants to Bank that, as of the Effective Date, (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) constitute an event of default under any material agreement (as defined by the Securities Exchange Act of 1934, as amended) by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which Borrower or any of its Subsidiaries or any of their property or assets may be bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.
5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein.
The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Bank and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.
5.3 Litigation. As of the Effective Date and as and when required by Section 3.2 hereof, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than Five Hundred Thousand Dollars ($500,000.00).
5.4 No Material Deterioration in Financial Condition; Financial Statements. As of the Effective Date and as and when required by Section 3.2 hereof, all consolidated financial statements of Borrower delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition, taken as a whole since the date of the most recent financial statements submitted to Bank.
5.5 Solvency. As of the Effective Date and as when required by Section 3.2 hereof, the fair salable value of Borrower’s assets (including goodwill minus disposition costs), taken as a whole, exceeds the fair value of its liabilities, taken as a whole; Borrower, taken as a whole, is not left with unreasonably small capital after the transactions in this Agreement; and Borrower, taken as a whole, is able to pay its debts (including trade debts) as they mature.
5.6 Regulatory Compliance. As of the Effective Date and as and when required by Section 3.2 hereof, Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower is not a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” for purposes of and as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.
5.7 Subsidiaries; Investments. As of the Effective Date and as and when required by Section 3.2 hereof, Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8 Tax Returns and Payments; Pension Contributions. Borrower and its Subsidiaries have timely filed all required tax returns and reports, and Borrower and its Subsidiaries have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any material liability of Borrower, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
5.9 Use of Proceeds. Borrower has not and shall not use the proceeds of the Credit Extensions for anything other than as working capital and to fund its general business requirements, and not for personal, family, household or agricultural purposes.
5.10 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
6 AFFIRMATIVE COVENANTS
Borrower shall do all of the following:
6.1 Government Compliance.
(a) Borrower shall, and shall cause each of its Subsidiaries to, maintain its legal existence and good standing in its jurisdiction of formation and each jurisdiction in which the nature of its business requires them to be so qualified, except where the failure to take such action would not reasonably be expected to have a material adverse effect on Borrower’s and its Subsidiaries’ business or operations, taken as a whole; provided, that (a) the legal existence of any Subsidiary that is not a guarantor or Borrower may be terminated or permitted to lapse, and any qualification of such Subsidiary to do business may be terminated or permitted to lapse, if, in the good faith judgment of Borrower, such termination or lapse is in the best interests of Borrower and its Subsidiaries, taken as a whole, and (b) Borrower may not permit its qualification to do business in the jurisdiction of its chief executive office to terminate or lapse; and provided, further, that this Section 6.1 shall not be construed to prohibit any other transaction that is otherwise expressly permitted in Section 7 of this Agreement.
(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.
6.2 Financial Statements, Reports, Certificates.
(a) Deliver to Bank:
(i) as soon as available, but no later than five (5) Business Days after filing with the Securities Exchange Commission (the “SEC”), SFE’s 10-K, 10-Q and 8-K reports,
(ii) together with SFE’s 10-K filing, its consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm,

(iii) a Compliance Certificate (delivered with the 10-K and 10-Q reports (as applicable));
(iv) within forty-five (45) days after the end of each fiscal year and upon any material amendment, cash projections for the following fiscal year (on a quarterly basis) as presented to SFE’s board of directors (the “SFE Board”);
(v) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000.00) or more; and (vi) budgets, sales projections, operating plans or other financial information Bank reasonably requests.
Borrower’s 10-K, 10-Q, and 8-K reports and financial statements required to be delivered pursuant to Sections 6.2(a)(i) and (ii) shall be deemed to have been delivered on the date on which Borrower files such report with the SEC or provides a link thereto on Borrower’s or another website on the Internet.
(b) With each Advance request (and if any Advance has been taken and has not been repaid by Borrower in full, with the filing of SFE’s 10-K and 10-Q reports), deliver to Bank a duly completed Borrowing Base Certificate signed by a Responsible Officer.
(c) Within forty-five (45) days after the last day of each fiscal quarter, (i) quarterly cash flow projection reports, in form and substance acceptable to Bank, in its reasonable discretion; and (ii) quarterly Net Asset Value Reports.
(d) Allow Bank to audit the location and the composition of Borrower’s Collateral, at Borrower’s expense. Such audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing; provided, however, Bank agrees that such audits will only be conducted while there are outstanding Advances under the Revolving Line.
6.3 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
6.4 Operating Accounts.
(a) Other than (i) its payroll account, (ii) a collateral account with Comerica Bank sufficient to secure the Clarient Guaranty and (iii) escrow accounts established from time to time in the ordinary course of business in connection with Permitted Investment transactions, maintain with Bank and/or Bank’s Affiliates (x) all depository and operating accounts and (y) not less than seventy-five percent (75%) (by value) of Borrower’s investment and securities accounts.
(b) Other than described in clause (a)(i), (a)(ii) and (a) (iii) above, provide Bank five (5) days prior-written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without the prior written consent of the Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.
6.5 Financial Covenant; Delivery of Stock Certificates and Stock Powers. (a) Borrower shall maintain, at all times, the Liquidity Threshold; provided, however, that in the event Borrower does not maintain the Liquidity Threshold, and Borrower immediately provides Bank with evidence acceptable to Bank, in its sole discretion, that Borrower will meet or exceed the Liquidity Threshold within 180 days (the “180-day Cure Period”), such failure to maintain the Liquidity Threshold shall not constitute an Event of Default or breach hereunder until the earlier to occur of (X) any other Default or Event of Default hereunder; or (Y) the one hundred eighty-first (181) consecutive day after such failure to maintain the Liquidity Threshold. Borrower is permitted no more than one 180-day Cure Period in any 365 day period beginning on the Effective Date; and

(b) Whether or not a 180-day Cure Period is in effect, immediately upon written request by Bank after Borrower falls below the Liquidity Threshold, Borrower shall (i) deliver the certificates representing all Publicly Traded Securities and any Private Securities which are part of the Collateral, together with stock powers therefor executed in blank, in form and substance reasonably acceptable to Bank; and (ii) if such equity interest is uncertificated, execute such other documents and agreements requested by Bank, in its reasonable discretion, to grant Bank “control” (within the meaning of the Code) over such securities owned by the Borrower. Bank shall, upon written request from Borrower, return to Borrower all items furnished by Borrower to Bank pursuant to this Section 6.5(b) no later than ten (10) Business Days after Borrower reasonably demonstrates that it again meets the Liquidity Threshold.
6.6 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s Books, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.
6.7 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.
7 NEGATIVE COVENANTS
Borrower shall not do any of the following without Bank’s prior written consent:
7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for:
(a) Transfers associated with the making or disposition of a Permitted Investment;
(b) Transfers to any Borrower from any other Borrower;
(c) Transfers of property in connection with sale-leaseback transactions;
(d) Transfers of property to the extent such property is exchanged for credit against, or proceeds are promptly applied to, the purchase price of other property used or useful in the business of Borrower;
(e) sales or discounting of delinquent accounts in the ordinary course of business;
(f) Transfers associated with the making or disposition of a Permitted Investment;
(g) Transfers in connection with a permitted acquisition of a portion of the assets or rights acquired; and
(h) Transfers of assets (other than assets consisting of Publically Traded Securities or the Private Securities Portfolio, for which this clause (i) shall not apply), provided, that the aggregate book value of all such Transfers by Borrower, shall not exceed, in any fiscal year, ten percent (10%) of Borrower’s consolidated total assets as of the last day of the fiscal year immediately preceding the date of determination.
Notwithstanding the foregoing or anything else in this Agreement to the contrary, Bank shall not have the right to notice or approval (provided, any time there are outstanding Credit Extensions, an Event of Default does not exist immediately prior to or would result in an Event of Default immediately thereafter), of (i) any acquisition or disposition of Publicly Traded Securities or Private Securities within the Private Securities Portfolio; (ii) payment of compensation to employees, consultants and directors or (iii) initiation or settlement of litigation or other legal recourse.

7.2 Changes in Business; Change in Control; Jurisdiction of Formation. Engage in any material line of business other than those lines of business conducted by Borrower and its Subsidiaries on the date hereof and any businesses reasonably related, complementary or incidental thereto or reasonable extensions thereof or permit or suffer any Change in Control. Borrower will not, without prior written notice, change its jurisdiction of formation.
7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries (other than Subsidiaries that are part of the Private Security Portfolio or the Publicly Traded Securities) to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries (other than Subsidiaries that are part of the Private Security Portfolio or the Publicly Traded Securities) to acquire, all or substantially all of the capital stock or property of any other Person; provided, however, that notwithstanding the foregoing, nothing herein shall be construed as preventing Borrower from acquiring debt or equity securities of companies to be held as part of the Private Security Portfolio or the Publicly Traded Securities.
7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.
7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.5(b) hereof.
7.7 Distributions; Investments. (a) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock other than Permitted Distributions.
7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms (when viewed in the context of any series of transactions of which it may be a part, if applicable) that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
7.9 Subordinated Debt. Make or permit any payment on or amendments of any Subordinated Debt, except (a) payments pursuant to the terms of the Subordinated Debt; (b) payments made with Borrower’s capital stock or other Subordinated Debt; or (c) amendments to Subordinated Debt so long as such Subordinated Debt remains subordinated in right of payment to this Agreement and any Liens securing such Subordinated Debt remain subordinate in priority to Bank’s Lien hereunder.
7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or non-exempt Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8 EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Revolving Line Maturity Date or the date of acceleration pursuant to Section 9.1(a) herein). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);
8.2 Covenant Default.
(a) Except as otherwise permitted in this Agreement, Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5 or 6.6, or violates any covenant in Section 7; or
(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within fifteen (15) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by Borrower be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed forty-five (45) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no additional Credit Extensions shall be made during such cure period). Grace periods provided under this Section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;
8.3 Material Adverse Change. A Material Adverse Change occurs;
8.4 Change in Control. If a Change in Control occurs;
8.5 Attachment; Levy; Restraint on Business.
(a) (i) the service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit with Bank or any Bank Affiliate, or (ii) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within twenty (20) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any twenty (20) day cure period; and
(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any part of its business;
8.6 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
8.7 Other Agreements. There is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000) or that could have a material adverse effect on Borrower’s business;
8.8 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of thirty (30) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree);

8.9 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
8.10 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement; or
8.11 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a material adverse effect on Borrower’s business, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.
9 BANK’S RIGHTS AND REMEDIES
9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:
(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);
(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;
(c) demand that Borrower (i) deposits cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;
(d) terminate any FX Forward Contracts;
(e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;
(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;
(g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;
(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
(j) demand and receive copies of Borrower’s Books; and
(k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.
9.3 Application of Payments and Proceeds. Unless an Event of Default has occurred and is continuing, Bank shall apply any funds in its possession, whether from Borrower account balances, payments, or proceeds realized as the result of any disposition of the Collateral, first, to Bank Expenses, including without limitation, the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Bank in the exercise of its rights under this Agreement; second, to the interest due upon any of the Obligations; and third, to the principal of the Obligations and any applicable fees and other charges, in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.
9.4 Bank’s Liability for Collateral. Except with respect to certificated securities, so long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
9.5 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
9.6 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10 NOTICES
All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Safeguard Delaware, Inc. Safeguard Scientifics (Delaware), Inc. 1105 N. Market Street, Suite 1300 Wilmington, Delaware 19801 Attn: General Counsel Fax: (302) 427-4607 Email: bsisko@safeguard.com with a copy to (which shall not constitute “Notice” hereunder):

Safeguard Scientifics, Inc. 435 Devon Park Drive, Building 800 Wayne, Pennsylvania 19087 Attn: General Counsel Fax: (610) 293-0601 Email: bsisko@safeguard.com

If to Bank:	Silicon Valley Bank 100 Matsonford Road, Building 5, Suite 555, Radnor, Pennsylvania 19087 Attention: Mr. Tom Gordon Fax: (610) 971-2063 Email: TGordon@svb.com

with a copy to:	Riemer & Braunstein, LLP Three Center Plaza Boston, Massachusetts 02108 Attn: David A. Ephraim, Esquire Fax: (617) 880-3456 Email: DEphraim@riemerlaw.com
11 CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER
Delaware law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Delaware; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
12 GENERAL PROVISIONS
12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.
12.2 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by such Indemnified Person from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.
12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
12.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.
12.6 Amendments in Writing; Integration. All amendments to this Agreement must be in writing and signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.
12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.
12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Bank does not disclose Borrower’s identity or the identity of any person associated with Borrower unless otherwise expressly permitted by this Agreement. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.
12.10 Right of Set Off. Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
12.11 Borrower Liability. Either Borrower may, acting singly, request Advances hereunder. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Advances hereunder. Each Borrower hereunder shall be obligated, jointly and severally, to repay all Advances made hereunder, regardless of which Borrower actually receives said Advance, as if each Borrower hereunder directly received all Advances. Each Borrower waives any suretyship defenses available to it under the Code or any other applicable law. Each Borrower waives any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.
13 DEFINITIONS
13.1 Definitions. As used in this Agreement, the following terms have the following meanings:
“180—day Cure Period” is defined in Section 6.6(a).
“Advance” or “Advances” means an advance (or advances) under the Revolving Line.
“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
“Agreement” is defined in the preamble hereof.
“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit plus an amount equal to the Letter of Credit Reserve), minus (c) the FX Reduction Amount, minus (d) any amounts used for Cash Management Services, minus (e) the outstanding principal balance of any Advances, minus and (f) the aggregate amount of all Borrower Guaranteed Amounts.

“Average Daily Balance” means, for any period, the average of the daily aggregate closing balance of all investment accounts maintained by Borrower at Bank and Bank’s Affiliates.
“Bank” is defined in the preamble hereof.
“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.
“Borrower” is defined in the preamble hereof.
“Borrower Guaranteed Amounts” is any Contingent Obligation of the Borrower which is not secured by cash or Cash Equivalents, including, without limitation, amounts guaranteed by Borrower of any indebtedness, liabilities or other obligations, other than the Laureate Guaranty (but only excluded to the extent Borrower’s obligations thereunder remain subject to the indemnification provisions of Section 9.3(a)(iv) of the Purchase Agreement).
“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Borrowing Base” is (a) sixty percent (60%) of Borrower’s Unrestricted Cash at Bank plus (b) fifty percent (50%) of the value of Borrower’s Publicly Traded Securities, as measured by the public trading price of such stock on a nationally recognized stock exchange plus (c) fifteen percent (15%) of the value of Borrower’s Private Security Portfolio (excluding any Private Securities subject to any Stock Restrictions), as measured by the Net Asset Value Report of such Private Security Portfolio prepared by Borrower; in each case as reasonably determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, that any time the Borrower is below the Liquidity Threshold or any time the making of additional Credit Extensions would result in the Borrower falling below the Liquidity Threshold, but Borrower is in each case otherwise permitted to obtain Credit Extensions hereunder, Borrower’s Unrestricted Cash at Bank must not be less than forty percent (40%) of the sum of (x) all outstanding Obligations of Borrower plus (y) the aggregate amount of all Borrower Guaranteed Amounts. Following consultation with Borrower and one (1) day’s notice, Bank may decrease the foregoing percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.
“Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit C, as delivered and amended by Borrower from time to time.
“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.
“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.
“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue.

“Cash Management Services” is defined in Section 2.1.4.
“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing a majority or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the SFE Board (together with any new directors whose election by the board of directors of Borrower was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directions at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.
“Claims” are defined in Section 12.2.
“Clarient Guaranty” shall mean the guaranty by Safeguard Delaware, Inc. and Safeguard Scientifics (Delaware), Inc. of the obligations of Clarient, Inc. under that certain Third Amended and Restated Unconditional Guaranty in favor of Comerica Bank dated January 17, 2007, as such may be extended and amended from time to time.
“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of Delaware; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Delaware, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.
“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.
“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit D.
“CompuCom” means CompuCom Systems, Inc.
“CompuCom Guaranty” means the obligations of SFE under that certain letter agreement with Platinum Equity, LLC dated May 27, 2004.
“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
“Credit Extension” is any Advance, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.
“Debentures” shall mean those certain 2.625% convertible senior debentures issued by SFE in February 2004 with a stated maturity of March 15, 2024.
“Default Rate” is defined in Section 2.3(b).
“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
“Designated Deposit Account” is Borrower’s designated deposit account to be maintained with Bank.
“Dollars,” “dollars” and “$” each mean lawful money of the United States.
“Effective Date” is February 6, 2009.
“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.
“Event of Default” is defined in Section 8.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Foreign Currency” means lawful money of a country other than the United States.
“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.
“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.
“FX Forward Contract” is defined in Section 2.1.3.
“FX Reduction Amount” is defined in Section 2.1.3.
“FX Reserve” is defined in Section 2.1.3.
“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
“Indemnified Person” is defined in Section 12.2.
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“Laureate Guaranty” is that certain guaranty by SFE of certain obligations of Laureate Pharma, Inc. pursuant to that certain Lease Guaranty dated December 3, 2004 in favor of College Road Associates.
“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.
“Letter of Credit Application” is defined in Section 2.1.2(a).
“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(d).
“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
“Liquidity Ratio” is the ratio of (i) Borrower’s Unrestricted Cash at Bank to (ii) the sum of (a) outstanding Obligations plus (b) the aggregate outstanding Borrower Guaranteed Amounts.
“Liquidity Threshold” is the achievement by Borrower of a Liquidity Ratio of at least 1.00:1.00.
“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.
“Minimum Required Balance” means funds of not less than Fifty Million Dollars ($50,000,000) maintained by Borrower in investments in accounts with Bank or Bank’s Affiliates, including (i) not less than Five Million Dollars ($5,000,000) in a non-interest bearing demand deposit account with Bank or Bank’s Affiliates and (ii) not less than Five Million Dollars ($5,000,000) in a money market mutual fund account with Bank or Bank’s Affiliates.
“Net Asset Value Report” is that certain report provided by Borrower to Bank, indicating the net asset value of Borrower’s Private Security Portfolio and Borrower’s Publicly Traded Securities, as of the date of such report, in form and substance acceptable to Bank, in its reasonable discretion.
“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.
“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Overadvance” is defined in Section 2.2.
“Payment/Advance Form” is that certain form attached hereto as Exhibit B.
“Payment Date” is the first day of each calendar month.
“Perfection Certificate” is defined in Section 5.1.
“Permitted Distribution” is (i) stock buybacks, dividends or distributions of any kind or any retirement of bonds, in an aggregate amount not to exceed Thirty Million Dollars ($30,000,000) in any fiscal year; provided, that in each case, (I) no Default or Event of Default exists or could result from such buyback, dividend, distribution or retirement; and (II) such buyback, dividend, distribution or retirement shall not cause the Borrower to fail to maintain the Liquidity Threshold; provided further, that at any time Borrower is below the Liquidity Threshold (regardless of whether or not a 180-day Cure Period is applicable), the buybacks, dividends, distributions or retirements described above are permitted only with the prior written consent of the Bank, such consent not to be unreasonably withheld; and (ii) any payments made in respect of the exercise of put rights by holders of the Debentures.
“Permitted Indebtedness” is:
(a) Borrower’s Indebtedness to Bank under this Agreement or any other Loan Document;
(b) The Debentures;
(c) The Clarient Guaranty, CompuCom Guaranty and the Laureate Guaranty;
(d) any Indebtedness not in excess of One Million Dollars ($1,000,000) in principal amount existing on the Effective Date and shown on the Perfection Certificate;
(e) Subordinated Debt;

(f) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
(g) guaranties of Permitted Indebtedness;
(h) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(i) Indebtedness with respect to documentary letters of credit;
(j) capitalized leases and purchase money Indebtedness not to exceed $2,000,000 in the aggregate in any fiscal year secured by Permitted Liens; and
(k) refinanced Permitted Indebtedness, provided that the amount of such Indebtedness is not increased except by an amount equal to a reasonable premium or other reasonable amount paid in connection with such refinancing and by an amount equal to any existing, but unutilized, commitment thereunder.
“Permitted Investments” are:
(a) Investments existing on the Effective Date;
(b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agencies or any state maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than two (2) years after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) Bank’s certificates of deposit maturing no more than two (2) years after issue;
(c) Investments approved by the SFE Board or otherwise pursuant to a SFE Board-approved investment policy, including, without limitation, Investments by Borrower in Publicly Traded Securities and Private Securities, including, without limitation, those issued by Persons within the Private Security Portfolio;
(d) Investments of other Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in other Subsidiaries that are not parties to the Loan Documents in an amount not to exceed One Million Dollars ($1,000,000.00) in the aggregate in any fiscal year;
(e) Investments consisting of Collateral Accounts in the name of Borrower so long as Bank has a first priority, perfected security interest in such Collateral Accounts to the extent required herein;
(f) Investments received in satisfaction or partial satisfaction of obligations owed by financially troubled obligors;
(g) Investments acquired in exchange for any other Investments in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization; and
(h) Investments acquired as a result of a foreclosure with respect to any secured Investment.
“Permitted Liens” are:
(a) (i) Liens securing Permitted Indebtedness described under clause (b) of the definition of “Permitted Indebtedness” or (ii) Liens arising under this Agreement or other Loan Documents;
(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;
(c) Liens (including with respect to capital leases) (i) on property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by Borrower incurred for financing such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof), or (ii) existing on property (and accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) when acquired, if the Lien is confined to such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof);

(d) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness it secures may not increase;
(e) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;
(f) non-exclusive license of intellectual property granted to third parties in the ordinary course of business;
(g) leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property;
(h) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;
(i) Liens in favor of other financial institutions arising in connection with Borrower’s deposit or securities accounts held at such institutions;
(j) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA); and
(k) Stock Restrictions.
“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.
“Prior Agreement” is defined in the preamble hereof.
“Private Securities” means any security (other than a Publicly Traded Security) issued by an operating company.
“Private Security Portfolio” is the portfolio of Private Securities included in the Net Asset Value Report, as such may change from time to time.
“Publicly Traded Securities” are all securities of companies regulated by the Exchange Act (without respect to whether such securities are registered (or exempt from registration) under the Securities Act), including, without limitation, common stock of Clarient, Inc., held by Borrower, as such may change from time to time.
“Purchase Agreement” means that certain Purchase Agreement, dated as of February 29, 2008, by and between SFE and Saints Capital Dakota, L.P., as purchaser thereunder.
“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.
“Restricted Cash” is Borrower’s cash (i) that is pledged as collateral for an obligation; (ii) that is held in a separate account not immediately available for use by Borrower; or (iii) whose use by Borrower is otherwise restricted, in whole or in part, by virtue of contractual agreement.
“Revolving Line” is an Advance or Advances in an amount not to exceed Fifty Million Dollars ($50,000,000.00).
“Revolving Line Maturity Date” is December 31, 2010.
“Secretary’s Certificate” is the Certificate executed by Secretary of the Borrower, in form and substance reasonably acceptable to Bank, certifying that the transaction contemplated by this Agreement, have been authorized.
“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
“Securities Act” means the Securities Act of 1933, as amended.
“Settlement Date” is defined in Section 2.1.3.
“Stock Restrictions” means any transfer restriction, or any right or obligation under a right of first refusal agreement, co-sale agreement, market stand-off agreement, drag-along agreement, put/call agreement and the like entered into in connection with the acquisition, disposition or transfer of any Private Securities.
“Subordinated Debt” is (a) Indebtedness incurred by Borrower subordinated to Borrower’s Indebtedness owed to Bank and which is reflected in a written agreement in a manner and form reasonably acceptable to Bank and approved by Bank in writing and (b) to the extent the terms of subordination do not change adversely to Bank, refinancings, refundings, renewals, amendments or extensions of any of the foregoing.
“Subsidiary” means, with respect to any Person, any Person of which a majority of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person or one or more of Affiliates of such Person, provided that issuers of securities within the Private Securities Portfolio or issuers of Publicly Traded Securities held by Borrower shall not be considered “Subsidiaries”.
“Transfer” is defined in Section 7.1.
“Unrestricted Cash” is any of Borrower’s cash that does not constitute Restricted Cash.
“Unused Revolving Line Facility Fee” is defined in Section 2.4(d).
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of May 27, 2009.

BORROWER: SAFEGUARD SCIENTIFICS, INC.
By:	/s/ Brian J. Sisko
	Name:	Brian J. Sisko
	Title:	Senior Vice President and General Counsel

SAFEGUARD DELAWARE, INC.
By:	/s/ Brian J. Sisko
	Name:	Brian J. Sisko
	Title:	Vice President

SAFEGUARD SCIENTIFICS (DELAWARE), INC.
By:	/s/ Brian J. Sisko
	Name:	Brian J. Sisko
	Title:	Vice President

BANK: SILICON VALLEY BANK
By:	/s/ Thomas F. Gordon
	Name:	Thomas F. Gordon
	Title:	Vice President

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